UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 4, 2008
(Date of report; date of
earliest event reported)
Commission file number: 1-3754
GMAC LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-0572512 (I.R.S. Employer Identification No.)
200 Renaissance Center
P.O. Box 200 Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)
(313) 556-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement
Item 8.01 Other Events
SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement.
Participation Agreement
On June 4, 2008, GMAC LLC (“GMAC”) entered into a Participation Agreement (the “Participation Agreement”) with General Motors Corporation (“GM”) and Cerberus ResCap Financing LLC (“Cerberus Fund”) (GM and Cerberus Fund are collectively, the “Participants”). GMAC is currently owned 51% by FIM Holdings LLC and 49% by GM, and GM also owns all of the outstanding Preferred Membership Interests in GMAC. Cerberus Fund is a subsidiary of Cerberus FIM Investors LLC, which is a member of FIM Holdings LLC. Refer to Item 13 of GMAC’s Annual Report on Form 10-K for the year ended December 31, 2007 for further discussion with respect to material relationships between GMAC and GM.
Pursuant to the Participation Agreement, GMAC will sell GM and Cerberus Fund up to $750 million in subordinated participations (the “Participations”) in the loans made pursuant to the ResCap Facility (as defined in item 8.01 of this Form 8-K). GM and Cerberus Fund will acquire 49% and 51% of the Participations, respectively. As a result, GM may purchase up to $367.5 million in Participations and Cerberus Fund may purchase up to $382.5 million. GM and Cerberus Fund will be required to purchase their pro rata portion of the loans made under the ResCap Facility to the extent outstanding loans exceed $2.75 billion, unless an event of default has occurred, in which case GM and Cerberus Fund are required fund the full $750 million Participation. As long as any portion of the Participations is outstanding, the Participants will be entitled to receive (i) all of the interest earned on the portion of their respective Participations, plus (ii) interest on the loans funded by GMAC under the ResCap Facility in excess of LIBOR plus 1.00% per annum. The Participants will not be entitled to receive any principal payments with respect to the Participations until the principal portion of the loans retained by GMAC have been repaid in full. In addition, if acceleration of payment has occurred as a result of an event of default under the ResCap Facility, GMAC will be entitled to receive all payments with respect to the ResCap Facility until the principal portion of the loans retained by GMAC, any interest accrued thereon, and any expenses incurred by GMAC in connection with the loans, have been paid in full.
Purchase and Sale of Model Homes and Certain Other Assets
Cerberus Capital Management, L.P., or its designee(s) (“Cerberus”) has agreed to purchase certain assets of Residential Capital, LLC (“ResCap”) with a carrying value of approximately $479 million for consideration consisting of $230 million in cash (the “Cash Amount”) and a Series B junior preferred membership interest in a newly-formed entity, CMH Holdings, LLC (“CMH”), which will not be a subsidiary of ResCap and the managing member of which will be an affiliate of Cerberus. CMH will purchase from ResCap model home and lot option assets of each of GMAC Model Home Finance, LLC, KBOne, LLC, LENOne, LLC, and GMCMTH, LLC through an acquisition of the equity of such entities and, if any such assets are not reasonably acceptable to Cerberus, such other assets as may be mutually acceptable (collectively, the “Subject Assets”). To the extent that the Subject Assets include model home and lot option assets, such assets are part of primary collateral securing the ResCap Facility (as defined in Item 8.01 of this Form 8-K) and the new notes issued in conjunction with ResCap’s private exchange offers, but their sales proceeds are subject to certain exceptions from the asset sale covenant under the ResCap Facility and the ResCap indentures governing the new notes. If the Subject Assets are primary collateral, then, subject to the exceptions from the asset sale covenant, the sale proceeds will be applied in compliance with the terms of the Facility and such ResCap indentures.
For purposes of financing CMH’s purchase of the Subject Assets, Cerberus will enter into a term and revolving loan with CMH. The term loan principal amount is equal to the Cash Amount. The revolving loan maximum amount is $10 million. The loans will bear interest at a rate of 15% per annum and would compound quarterly to the extent not paid in cash. The loans will mature on June 30, 2013 and be secured by a pledge of all of the assets of CMH.
Cerberus will receive all of the Series A preferred membership interests of CMH in an aggregate amount equal to $10,000, plus all amounts contributed to CMH by Cerberus following the closing to fund expenses associated with the Subject Assets and their disposition. The Series A senior preferred membership interests will be entitled to a preferred return equal to the difference between (I) the greater of (x) 20% of the Cash Amount and (y) a 20% per annum return on the aggregate amount of the initial

$10,000 investment, the Cash Amount and any additional capital contributions by Cerberus to CMH, compounded annually, and (II) the interest paid on the loans. Cerberus would also receive all of the common membership interests of CMH.
The Series B junior preferred membership interest will be issued to ResCap with a liquidation preference equal to the difference (but not greater than $250 million) between the net book value at closing of the Subject Assets, as set forth in the books of ResCap, and the Cash Amount, which liquidation preference would increase by a preferred return of 20% per annum, compounded annually. After payment in full of the loans, the holders of the Series A senior preferred membership interests will be entitled to receive all distributions from CMH (whether from interest or principal payments, sale of assets or upon liquidation) prior to any distributions on the Series B junior preferred membership interests or any other membership interests. Following payment of the return of the Series A senior preferred membership interests, ResCap would be entitled to receive full payment of the liquidation preference of the Series B junior preferred membership interests and then Cerberus, as holder of the common membership interests, would be entitled to receive any remaining surplus.
ResCap will pledge all of the Series B junior preferred membership interests as primary collateral to secure the ResCap Facility and the new notes issued in conjunction with ResCap’s private exchange offers.
CMH will be committed to effectuate the orderly sale of the Subject Assets in arms-length transactions through the retention of nationally recognized brokers. The Subject Assets would be sold through an auction process or such other process as recommended by such brokers, and all sales of the Subject Assets would be subject to the approval of CMH’s managing member.
Cerberus’ commitment is subject to customary closing conditions. This transaction is expected to close by June 9, 2008.

Item 8.01	Other Events.
GMAC Secured Facility
GMAC has obtained a new, globally syndicated $11.4 billion senior secured revolving credit facility (“Secured Facility”) with a three-year maturity. The size of the facility decreases from $11.4 billion to $7.9 billion at the conclusion of the second year. The Secured Facility will provide secured funding commitments to certain bankruptcy remote special purpose subsidiaries of GMAC and General Motors Acceptance Corporation Canada, Limited (“GMAC CL”). Funding generated by the Secured Facilities will be used for general corporate purposes. Neither ResCap nor any of its subsidiaries are borrowers under the Secured Facility. The Secured Facility includes a leverage ratio covenant that restricts the ratio of consolidated borrowed funds to consolidated net worth to be no greater than 11.0:1 on the last day of any fiscal quarter. Excluded from consolidated borrowed funds will be certain obligations of bankruptcy-remote, special-purpose entities as well as debt obligations of ResCap (adjusted for inter-company debt from GMAC). Consolidated net worth will include existing preferred membership interests, but equity in ResCap and extensions of credit from GMAC to ResCap in excess of $5.0 billion will be excluded.
Prior to entering into the Secured Facility, GMAC maintained $6.0 billion in unsecured revolving credit facilities, which included a $3.0 billion 364-day facility (“364-Day Facility”) with an original maturity date of June, 9 2008 and a $3.0 billion 5-year term facility (“5-Year Facility”) that matures in June 2012. The 364-Day Facility has been terminated as of June 4, 2008, and the majority of the commitments under the 5-Year Facility have been transferred to the Secured Facility. Approximately $486 million in unsecured commitments under the 5-Year Facility that were not transferred to the Secured Facility remain available to GMAC and are expected to be funded on June 10, 2008.
ResCap Senior Secured Credit Facility
On June 4, 2008, GMAC entered into a Loan Agreement (the “Loan Agreement”) with Residential Funding Company, LLC (“RFC”) and GMAC Mortgage, LLC (“GMAC Mortgage”), each subsidiaries of

ResCap, pursuant to which GMAC is providing to RFC and GMAC Mortgage a senior secured credit facility (the “ResCap Facility”) with a principal amount of up to $3.5 billion (the “Facility Limit”). The proceeds will be used to repay existing indebtedness of ResCap, to acquire certain assets, and for other working capital purposes. Under the ResCap Facility, GMAC has agreed to make revolving loans to RFC and GMAC Mortgage, and has further agreed to acquire $1.2935 billion of the outstanding $1.75 billion bank term loan due July 28, 2008 (the “Term Loan”). ResCap paid the remainder of the Term Loan with proceeds of a draw under the ResCap Facility. The amounts used to acquire portions of the Term Loan have been converted into a loan that is subject to the terms and conditions of the ResCap Facility. The aggregate outstanding principal amount of the Term Loan and additional revolving loans (collectively, “Advances”) under the ResCap Facility at any time may not exceed the lesser of the Facility Limit and the allowable borrowing base as determined in accordance with the terms of the ResCap Facility.
Advances will bear interest at a floating rate equal to one-month LIBOR plus 2.75%. The ResCap Facility expires on May 1, 2010.
The obligations of RFC and GMAC Mortgage under the Loan Agreement are guaranteed by ResCap, Homecomings Financial, LLC, a subsidiary of RFC, and GMAC-RFC Holding Company, LLC and GMAC Residential Holding Company, LLC (the “Guarantors”), each subsidiaries of ResCap. The Guarantors and certain other subsidiaries of RFC and GMAC Mortgage will pledge assets to be included in the collateral for the ResCap Facility.
The ResCap Facility is secured by a first priority lien on, among other things, mortgage loans, servicing advances, asset backed notes, equity interests, securities and deposit accounts, and other assets. The assets constitute substantially all of the existing and after-acquired unencumbered assets of RFC, GMAC Mortgage, ResCap and the other Guarantors. The borrowers under the ResCap Facility will, subject to certain requirements, be permitted to sell the collateral and, with respect to certain “primary” collateral, will be required to pay down the ResCap Facility or reinvest the proceeds in certain eligible assets.
The Loan Agreement contains certain financial covenants, among other covenants, requiring ResCap to maintain (i) consolidated tangible net worth of $250 million, and (ii) subject to applicable grace periods, consolidated liquidity of $750 million. For these purposes, consolidated tangible net worth means consolidated equity, excluding intangible assets and any equity in GMAC Bank to the extent included in ResCap’s consolidated balance sheet; and consolidated liquidity means consolidated cash and cash equivalents, excluding cash and cash equivalents of GMAC Bank to the extent included in ResCap’s consolidated balance sheet. These financial covenants are also included in certain of ResCap’s bilateral credit facilities.
RFC and GMAC Mortgage and certain other obligors under the Loan Agreement provide representations, covenants and indemnities that are customary in similar facilities.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMAC LLC (Registrant)
Dated: June 9, 2008	/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Chief Accounting Officer and Controller